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                                                                     EXHIBIT 23
KPMG PEAT MARWICK LLP




                            CONSENT OF INDEPENDENT
                         CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
North Bancshares, Inc.:


We consent to incorporation by reference in the Registration Statement (No. 33-82356) on Form S-8 of North Bancshares, Inc. of our report dated February 7, 1997, relating to the consolidated statements of financial condition of North Bancshares, Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-KSB of North Bancshares, Inc.

                                        KPMG PEAT MARWICK LLP

Chicago, Illinois
March 31, 1997